Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
	Contact:	Lawrence J. LeBon, III,
Chairman, President &
Chief Executive Officer
or
John LeBlanc,
SVP & Chief Financial Officer
	Telephone:	(504) 834-1190

LOUISIANA BANCORP, INC.

ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND YEAR

Metairie, Louisiana – (February 2, 2009) – Louisiana Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LABC), the holding company for Bank of New Orleans (the “Bank”), announced today that the Company’s net income for the quarter ended December 31, 2008 was $737,000, or $.14 per share (basic and diluted), a decrease of $253,000, from the fourth quarter of 2007. For the year ended December 31, 2008, the Company reported net income of $2.7 million, or $.49 per share (basic and diluted), an increase of $103,000 from the year ended December 31, 2007. The decrease in net income for the three months ended December 31, 2008 compared to the three month period ended December 31, 2007 was due primarily to a reduction in our loan loss recoveries and increases in non-interest expense related to our employee stock ownership plan (“ESOP”) and our other equity-based compensation plans. The increase in net income for the year ended December 31, 2008 compared to the year ended December 31, 2007 was primarily attributable to the additional interest income generated by higher average balances of interest-earning assets following the Company’s initial public offering in July 2007, and wholesale leverage strategies implemented during 2008. The impact of the increase in interest income was partially offset by the higher levels of non-interest expense, referenced above.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: “The Board of Directors and executive management of the Company are pleased with the Company’s performance during our first full year as a publicly traded company. Despite a troubled national economy, and volatile equity and credit markets, we remain focused on prudent balance sheet management strategies designed to promote long-term shareholder value. Our balance sheet remains very well capitalized and will provide a solid platform to build upon during 2009.” Mr. LeBon further stated, “During 2009, our Bank will celebrate its 100th anniversary. As we reflect upon the Bank’s history of service to its community, we will continue to uphold the conservative principles that have guided the Bank through its first one hundred years. Our mission continues to be focused on providing high quality financial services to the greater New Orleans region through long-term personal and commercial banking relationships, upholding asset quality through diligent underwriting and persistent review of the loan portfolio, and prudently managing the capital of the Company.”

During the year ended December 31, 2008, total assets increased by $56.5 million to $327.4 million compared to $270.9 million at December 31, 2007. Total investment securities decreased during the year by an aggregate of $15.4 million, while our mortgage-backed securities portfolio increased by an aggregate of $64.6 million. Our net loans receivable increased during the year ended December 31, 2008 by $14.3 million. Loans secured by single-family residences increased by $5.1 million, and loans secured by commercial real estate increased by $8.4 million. Total deposits grew during the year ended December 31, 2008 by $17.0 million. On a linked quarter basis, total deposits increased by $11.5 million between September 30, 2008 and December 31, 2008. In management’s opinion, this growth is primarily attributable to the current volatility in the worldwide financial markets, which has created an inflow of deposits into conservative, highly capitalized financial institutions, like ours. Management expects that the majority of these recently deposited funds will return to the equity markets when the volatility in the financial markets dissipates. Total borrowings increased during 2008 by $42.2 million. This increase in total borrowings provided funding for the increase in mortgage-backed securities, referenced previously. Total shareholders’ equity amounted to $85.7 million at December 31, 2008, or 26.2% of total assets. Shareholders’ equity was $4.1 million less at December 31, 2008 compared to December 31, 2007, due primarily to repurchases of shares of our common stock for the Company’s 2007 Recognition and Retention Plan at a cost of $3.2 million, and repurchases of shares for treasury at a cost of $5.2 million pursuant to the Company’s stock repurchase programs. Net income during the year was $2.7 million and accumulated other comprehensive income was $1.0 million. The remaining change in shareholders’ equity was due to the release of ESOP shares at a cost of $254,000, and credits of $233,000 to additional paid-in capital to recognize the appreciation in the ESOP shares and the market value of the stock options granted during the year.

Net interest income for the fourth quarter of 2008 was $2.6 million, an increase of $279,000 from the fourth quarter of 2007. Interest income for the three month periods ended December 31, 2008 and 2007 was $4.2 million and $3.7 million, respectively. Interest income on loans increased by $215,000 in the fourth quarter of 2008 compared to the fourth quarter of 2007. Interest income on mortgage-backed securities increased by $669,000 in the fourth quarter of 2008 compared to the fourth quarter of 2007. This increase in interest income quarter-over-quarter was due to an increase in the average balance of mortgage-backed securities of $49.8 million between the fourth quarter of 2007 and the fourth quarter of 2008. Interest income on investment securities decreased by $263,000 during the quarter ended December 31, 2008 compared to the fourth quarter of 2007, and interest income on other interest-bearing deposits declined during the period by $139,000. For the year ended December 31, 2008, net interest income was $9.9 million, an increase of $2.0 million from the year ended December 31, 2007. During the twelve month period ended December 31, 2008, interest income on loans increased by $589,000 compared to the twelve months ended December 31, 2007. Interest income on mortgage-backed securities increased by $2.2 million in 2008 compared to 2007 due to an increase in the average balance of mortgage-backed securities of $38.2 million during the twelve months ended December 31, 2008. Interest income on investment securities increased by $235,000, and interest on other interest earning assets declined by $625,000 during the year ended December 31, 2008 compared to the year ended December 31, 2007.

Total interest expense was $1.6 million with an average cost of 2.94% for the quarter ended December 31, 2008 compared to $1.4 million at an average cost of 3.26% for the quarter ended December 31, 2007. Interest paid on deposits for the fourth quarter of 2008 was $962,000, a decrease of $86,000 from the fourth quarter of 2007. Although the average balance of deposits increased by $9.7 million between the respective quarters ended December 31, 2008 and 2007, the average rate paid on deposits declined by 41 basis points between the periods, which led to the net decrease in interest paid on deposits. Interest expense on borrowings was $628,000 during the fourth quarter of 2008, an increase of $289,000 from the fourth quarter of 2007. Average total borrowings were $66.7 million for the fourth quarter of 2008 compared to $30.2 million for the fourth quarter of 2007. The increase in borrowings was primarily due to wholesale funding strategies used to fund the acquisition of Fannie Mae and Freddie Mac mortgage-backed securities, which are collateralized by conventional, conforming mortgage loans. For the year ended December 31, 2008, total interest expense increased by $407,000 to $6.0 million, compared to $5.6 million for the year ended December 31, 2007. Total interest-bearing liabilities increased to $233.0 million at December 31, 2008, an increase of $58.1 million from December 31, 2007. Total interest-bearing deposits increased by $15.8 million to $156.4 million at December 31, 2008 compared to $140.6 million at December 31, 2007. Management estimates that $11.0 million of this growth was due to the recent volatility in the financial markets and anticipates that these funds are likely to be withdrawn as stability returns. Interest expense on total borrowings was $2.0 million for the year ended December 31, 2008, an increase of $644,000 from the year ended December 31, 2007. As stated previously, total borrowings increased as the Bank increased the leverage in its balance sheet to acquire additional mortgage-backed securities during 2008.

The Bank recorded net recoveries on its allowance for loan losses of $4,000 during the fourth quarter of 2008, compared to net recoveries on its loan loss provisions of $133,000 for the same quarter of 2007. For the years ended December 31, 2008 and 2007, the Bank recorded net recoveries of $43,000 and $268,000, respectively. The recoveries in both the 2008 and 2007 periods are reversals of provisions for loan losses made in prior years on loans secured by properties damaged by Hurricane Katrina in 2005 that have been subsequently paid off by the borrowers in the respective periods during which the recoveries were recorded. These recoveries are net of the loan loss provisions established during the respective periods. Our allowance for loan losses as a percentage of total loans receivable was 1.72% at December 31, 2008, a decline of 30 basis points from December 31, 2007. Our allowance for loan losses at December 31, 2008 amounted to 813.33% of our non-performing loans.

Our non-interest income for the fourth quarter of 2008 was $136,000 compared to $137,000 for the fourth quarter of 2007. Non-interest income for the year ended December 31, 2008 and 2007 was $526,000 and $501,000, respectively.

Non-interest expense for the fourth quarter of 2008 was $1.7 million, an increase of $379,000 from the fourth quarter of 2007. Salaries and employee benefits expense increased by $337,000 due to overall higher levels of salaries, increased benefit plan expenses, and the implementation of the Company’s equity-based compensation plans, the 2007 Stock Option Plan and the 2007 Recognition and Retention Plan, which were approved by our shareholders in February 2008. Occupancy expenses and other non-interest expenses increased by $26,000 and $17,000, respectively during the fourth quarter of 2008 compared to the fourth quarter of 2007. For the years ended December 31, 2008 and 2007, non-interest expense was $6.4 million and

$4.8 million, respectively. Salary and benefit expenses increased by $1.0 million and other non-interest expense increased by $465,000 during the year ending December 31, 2008, over the comparable year in 2007. The increased levels of salaries and benefits expense for 2008 was due to an increase of $256,000 in salaries and wages, a $140,000 increase in benefit plan expenses, and $625,000 in expense from our new equity-based compensation plans. Our equity-based compensation plans were approved by our shareholders in February 2008, and therefore did not affect periods prior thereto. The increase in other noninterest expense during the year ended December 31, 2008 compared to the year ended December 31, 2007 was due primarily to the Louisiana bank shares tax and the Louisiana corporate franchise tax, which were not applicable prior to our mutual-to-stock conversion and initial public offering. The Louisiana bank shares tax was $240,000 and the Louisiana corporate franchise tax was $90,000 for the year ended December 31, 2008. The remaining increase in other non-interest expense was due to increased public reporting expenditures and higher levels of professional fees due to our status as a publicly traded company during the full 2008 period.

Income tax expense for the fourth quarter of 2008 was $350,000 compared to $327,000 for the fourth quarter of 2007. Despite a decrease in pre-tax income of $230,000 between the quarters ended December 31, 2008 and 2007, income tax expense increased as a result of a fourth quarter 2007 reduction in the income tax expense recorded to adjust the Company’s deferred tax liability. Income tax expense for the year ended December 31, 2008 amounted to $1.3 million compared to $1.1 million for the year ended December 31, 2007. The increase in income tax expense during the year ended December 31, 2008 compared to the year ended December 31, 2007 was due to the $272,000 increase in pre-tax income between the periods, as well as the adjustment to our deferred tax liability, which lowered our 2007 effective tax rate, recorded in the fourth quarter of 2007.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, which is available from the SEC’s website, www.sec.gov, or the Company’s website, www.bankofneworleans.net, describes some of these factors, including the effects of Hurricane Katrina and our susceptibility to hurricanes and tropical storms in the future, market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team and regulation of our business. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in Thousands, except per share amounts)

	At Dec. 31, 2008	At Dec. 31, 2007
	(unaudited)
Selected Financial and Other Data:
Total assets	$327,449	$270,944
Cash and cash equivalents	4,974	11,648
Investment securities:
Available-for-sale	25,932	40,468
Held-to-maturity	6,107	6,950
Mortgage-backed securities:
Available-for-sale	54,159	32,168
Held-to-maturity	117,322	74,693
Loans receivable, net	111,236	96,902
Deposits	160,589	143,629
FHLB advances and other borrowings	76,660	34,416
Shareholders’ equity	85,727	89,870

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007
	(unaudited)
Selected Operating Data:
Total interest income	$4,193	$3,711	$15,837	$13,423
Total interest expense	1,590	1,387	5,963	5,556

Net interest income	2,603	2,324	9,874	7,867
Recovery of provision for loan losses	(4)	(133)	(43)	(268)

Net interest income after recovery of loan losses	2,607	2,457	9,917	8,135
Total non-interest income	136	137	526	501
Total non-interest expense	1,656	1,277	6,402	4,867

Income before income taxes	1,087	1,317	4,041	3,769
Income taxes	350	327	1,297	1,128

Net income	$737	$990	$2,744	$2,641

Earnings per share:
Basic	$0.14	$0.17	$0.49	$0.94
Diluted	$0.14	$0.17	$0.49	$0.94
Weighted average shares outstanding
Basic	5,277,567	5,838,202	5,632,733	2,815,101
Diluted	5,302,801	5,838,202	5,658,279	2,815,101

The Company completed its initial public offering in July 2007. Therefore, due to the abbreviated year during 2007, the denominator used in the earnings per share calculation is lower than would have been presented if the Company had been public for a full year.

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007
Selected Operating Ratios (1):

Average yield on interest-earning assets	5.51%	5.72%	5.53%	5.69%
Average rate on interest-bearing liabilities	2.94	3.26	3.04	3.12
Average interest rate spread(2)	2.57	2.46	2.49	2.57
Net interest margin(2)	3.42	3.58	3.45	3.33
Average interest-earning assets to average interest-bearing liabilities	140.62	152.46	145.81	132.71
Net interest income after provision for loan losses to non-interest expense	157.43	192.40	154.90	167.84
Total non-interest expense to average assets	2.13	1.92	2.19	2.00
Efficiency ratio(3)	60.46	51.89	61.56	58.16
Return on average assets	0.95	1.49	0.94	1.09
Return on average equity	3.45	4.45	3.09	4.65
Average equity to average assets	27.51	33.43	30.27	23.40

	At Dec. 31, 2008	At Dec. 31, 2007
Asset Quality Ratios (4):
Non-performing loans as a percent of total loans receivable (5)(6)	0.21%	0.52%
Non-performing assets as a percent of total assets (5)	0.07	0.19
Allowance for loan losses as a percent of non-performing loans	813.33	398.21
Allowance for loan losses as a percent of total loans (6)	1.72	2.01
Net charge-offs (recoveries) to average loans receivable (6)	—	—

Capital Ratios (4):
Tier 1 leverage ratio	18.35%	23.52%
Tier 1 risk-based capital ratio	47.99	57.72
Total risk-based capital ratio	49.24	58.97

(1)	All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

Footnotes continued on next page

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only. During the second quarter of 2008, the Bank made a $4.7 million cash dividend to the Company, which reduced the Bank’s regulatory capital. The Bank remains significantly above the well-capitalized threshold.
(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due.
(6)	Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

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